EXHIBIT 23.2

Malone & Bailey PC
2925 Brairpark Drive, Suite 930
Houston, TX 77042

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
ABC Funding, Inc.
Houston, Texas

We consent to the incorporation by reference in this Current Report on Form 8-K (relating to Event dated September 2, 2008) of our report dated September 8, 2008, relating to the consolidated balance sheet of ABC Funding, Inc. as of June 30, 2008 and 2007, and the related consolidated statements of operations, cash flows and changes in stockholder’s deficit for the years ended June 30, 2008 and 2007, and for the period from February 21, 2006 (inception) through June 30, 2008, respectively.

/s/  Maloney & Bailey PC
www.malone-bailey.com
Houston, Texas

September 9, 2008